Exhibit 99.1

John P. Wiehoff joins U.S. Bancorp Board of Directors

MINNEAPOLIS (December 10, 2019) – U.S. Bancorp announced today that its board of directors has elected John P. Wiehoff as a director of the company, effective Jan. 20.

Wiehoff is chairman and retired chief executive officer of C.H. Robinson Worldwide, Inc., a multimodal transportation services and logistics solutions company with annual revenues greater than $16 billion and operations on four continents. He served as president and chief executive officer of C.H. Robinson for 17 years, and prior to that, served in other leadership roles, including chief financial officer. In addition to his chairmanship at C.H. Robinson, Wiehoff serves on the boards of directors of Donaldson Company, Inc., and Polaris Industries, Inc.

“John is an experienced business leader who is known and respected for exceptional performance,” said Andy Cecere, U.S. Bancorp chairman, president and CEO. “Much like the banking industry, logistics has transformed significantly by rapidly incorporating new and evolving technology into its business model. John’s experience in this area, and his belief that technology is put to best use by blending with human relationships and interactions, will be an excellent complement to our board, resource to our management team, and asset to our company.”

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About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $488 billion in assets as of September 30, 2019, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at usbank.com or follow on social media to stay up to date with company news.

Contacts

Investors: Jennifer Thompson, U.S. Bancorp Investor Relations

612.303.0778, jen.thompson@usbank.com

Media: Rebekah Fawcett, U.S. Bancorp Public Affairs and Communications

612.303.9986, rebekah.fawcett@usbank.com